UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Duluth Holdings Inc.

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DULUTH HOLDINGS INC.

170 Countryside Drive

P.O. Box 409

Belleville, Wisconsin 53508

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 24, 2018

To the Shareholders of Duluth Holdings Inc.:

The 2018 Annual Meeting of Shareholders of Duluth Holdings Inc. will be held at the Hyatt Place Madison/Verona, 846 Liberty Dr., Verona, WI 53593 on May 24, 2018 at 8:30 a.m., Central time, for the following purposes:

(1)	To elect seven individuals nominated by the Board of Directors of Duluth Holdings Inc. to serve as directors until the 2019 annual meeting of shareholders;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal 2018;

(3)	To approve the Duluth Holdings Inc. Employee Stock Purchase Plan; and

(4)	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 15, 2018 are entitled to notice of and to vote at the annual meeting and at all adjournments of the annual meeting.

Holders of a majority of the votes entitled to be cast must be present in person or by proxy in order for the annual meeting to be held. As allowed under the Securities and Exchange Commission’s rules, we have elected to furnish our proxy materials over the Internet. Accordingly, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the attached proxy statement and our annual report to shareholders via the Internet and how to vote online.

Whether or not you expect to attend the annual meeting in person, you are urged to vote by voting electronically via the Internet, by a telephone vote or, as applicable, by completing and mailing the proxy card. Instructions for electronic voting via the Internet and telephonic voting are contained in the Notice, or, as applicable, on the accompanying proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Chief Financial Officer of Duluth Holdings Inc. in writing (including by executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 24, 2018: The annual report to shareholders and proxy statement of Duluth Holdings Inc. are available for review at www.envisionreports.com/DLTH. Instructions on how to access and review the materials on the Internet can be found on the Notice and the accompanying proxy card.

Dave Loretta, Chief Financial Officer

April 13, 2018

DULUTH HOLDINGS INC.

170 Countryside Drive

P.O. Box 409

Belleville, Wisconsin 53508

April 13, 2018

PROXY STATEMENT

Unless the context requires otherwise, all references to “Duluth Trading,” the “Company,” “we,” “us” or “our” refer to Duluth Holdings Inc.

The enclosed proxy is solicited by the Board of Directors of Duluth Holdings Inc. for use at the 2018 annual meeting of shareholders to be held at 8:30 a.m., Central time, on May 24, 2018 or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held at the Hyatt Place Madison/Verona, 846 Liberty Dr., Verona, WI 53593.

Under rules adopted by the Securities and Exchange Commission, Duluth Trading is making this proxy statement and other annual meeting materials available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of Duluth Trading’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The expense of this solicitation will be paid by us. No solicitation other than by mail and via the Internet is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone.

Only shareholders of record at the close of business on March 15, 2018 are entitled to notice of and to vote the shares of our Class A common stock, no par value, and Class B common stock, no par value, registered in their name at the annual meeting. As of the record date, we had outstanding 3,364,200 shares of Class A common stock and 29,204,446 shares of Class B common stock. The presence, in person or by proxy, of a majority of the votes entitled to be cast will constitute a quorum at the annual meeting. Abstentions, votes that are withheld and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of Class A common stock is entitled to ten votes per share, and each share of Class B common stock is entitled to one vote per share on each matter to be voted upon at the annual meeting. With respect to the proposal to elect the individuals nominated by our Board of Directors to serve as directors until the 2019 annual meeting of shareholders, votes may be cast in favor or withheld for each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election. With respect to the proposals to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal 2018 and approve the Duluth Holdings Inc. Employee Stock Purchase Plan, abstentions and broker non-votes will not be counted as voting on the proposals.

The Notice is being mailed to shareholders commencing on or about April 13, 2018.

If a proxy is properly submitted to us and not revoked, it will be voted in accordance with the instructions contained in the proxy. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the Chief Financial Officer of the Company in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated by our Board of Directors to serve as directors until the 2019 annual meeting of shareholders, will be voted FOR the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal 2018 and will be voted FOR the approval of the Duluth Holdings Inc. Employee Stock Purchase Plan.

CORPORATE GOVERNANCE DOCUMENTS

Certain documents relating to corporate governance matters are available in print by writing to Mr. Dave Loretta, Chief Financial Officer, Duluth Holdings Inc., 170 Countryside Drive, P.O. Box 409, Belleville, Wisconsin 53508 and on the Company’s website at ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. These documents include the following:

•	Amended and Restated Articles of Incorporation;

•	Amended and Restated Bylaws;

•	Code of Business Conduct and Ethics;

•	Charter of the Audit Committee;

•	Charter of the Compensation Committee; and

•	Charter of the Nominating and Governance Committee.

Information contained on the Company’s website is not deemed to be a part of this proxy statement.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board currently consists of nine directors, and the term of office of each of the directors expires at the 2018 annual meeting.

On February 22, 2018, William E. Ferry and C. Roger Lewis informed the Board that they have independently decided not to stand for re-election at the 2018 annual meeting. They will continue to serve as directors of the Company and Audit Committee members of the Board until the close of the 2018 annual meeting. Mr. Ferry, age 77, has been a member of the Board since September 2015 and had served on the Company’s advisory board since 1992, and Mr. Lewis, age 75, has served on the Board since September 2015 and had served on the advisory board since 2007. Each of Mr. Ferry and Mr. Lewis stated his decision was a desire to retire and not due to any disagreements or Company-related issues. The Company thanks Messrs. Ferry and Lewis for their service to the Company and wishes them the best in their future endeavors.

Our Board of Directors proposes that the nominees described below, all of whom are currently serving as directors, be elected as directors for a new term ending at the 2019 annual meeting of shareholders and until their successors are duly elected, except as otherwise provided in the Wisconsin Business Corporation Law.

The Board of Directors has determined that the majority of the current directors are independent as defined for companies trading on The NASDAQ Stock Market LLC (“NASDAQ”). The independent directors serving on our Board of Directors as of the date of this proxy statement include Mr. E. David Coolidge III, Ms. Francesca M. Edwardson, Mr. William E. Ferry, Mr. Thomas G. Folliard, Mr. David C. Finch, Mr. C. Roger Lewis and Ms. Brenda I. Morris.

In accordance with our amended and restated articles of incorporation and amended and restated bylaws, a nominee will be elected as a director by a plurality of the votes cast in the election of directors. A plurality means that the seven persons receiving the highest number of affirmative “FOR” votes at the meeting will be elected. Votes that are withheld and broker non-votes will have no impact on the election. In the event that a vacancy remains, the Board of Directors may fill such vacancy at a later date or reduce the size of the Board, subject to the procedures specified in the amended and restated articles of incorporation or amended and restated bylaws. Each of the nominees has indicated a willingness to serve as a director, but if any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The descriptions in this section provide certain biographical information about each of the nominees for election as a director, followed by a statement regarding the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that each director should serve as a director of Duluth Trading.

The Board of Directors unanimously recommends that shareholders vote “for” the election of each of the nominees set forth below to serve as directors and your proxy will be so voted unless you specify otherwise.

NOMINEES FOR DIRECTOR

Name and Age of Director	Principal Occupation and Directorships
Stephen L. Schlecht Age: 70	Mr. Schlecht is the founder of our Company and has served as Executive Chairman of the Board since February 2015. Mr. Schlecht has served on our Board of Directors since our founding in 1986. Mr. Schlecht previously served as our Chairman of the Board of Directors and Chief Executive Officer from February 2003 to February 2015, as President from February 2003 to February 2012 and as President and Chief Executive Officer of GEMPLER’S, Inc., which he founded in 1986 until February 2003. Mr. Schlecht holds a B.S.B.A. degree and an M.B.A. from Northwestern University. We selected Mr. Schlecht to serve on our Board of Directors because he is the founder of our Company, has over 47 years of experience in the direct marketing and retail industries and has extensive leadership experience and strategic vision.

Stephanie L. Pugliese Age: 47	Ms. Pugliese has served as President of the Company since February 2012 and as Chief Executive Officer since February 2015. Ms. Pugliese has previously served as our President and Chief Operating Officer from February 2014 to February 2015, as our Senior Vice President and Chief Merchandising Officer from July 2010 to February 2012, and as our Vice President of Product Development from November 2008 to July 2010. Ms. Pugliese previously served as a senior executive in several positions with Lands’ End, Inc. from November 2005 to October 2008, including General Merchandising Manager of Women’s Apparel, Men’s Apparel, and the Home Division. She also previously held the position of Vice President of Merchandising at Ann Inc. from March 2000 to May 2003. Ms. Pugliese holds a B.A. degree in marketing from New York University Stern School of Business. Ms. Pugliese has also served on our Board of Directors since September 2015. We selected Ms. Pugliese to serve on our Board of Directors because she is a seasoned executive with over 26 years of experience in the retail apparel industry.

E. David Coolidge III Age: 75	Mr. Coolidge was appointed to our Board of Directors in September 2015 and had served on our advisory board since 2001. He is the Vice Chairman of William Blair & Company, L.L.C., an investment banking and money management firm. In addition to serving as that firm’s Chief Executive Officer from 1995 to 2004, he has dedicated his 49-year career to financing and advising high growth companies. Mr. Coolidge has also served as a Trustee of Rush University Medical Center and as an Advisory Director for Shields Meneley Partners, LLC. Mr. Coolidge holds a B.A. degree from Williams College and an M.B.A. from Harvard Graduate School of Business. We selected Mr. Coolidge to serve on our Board of Directors given his significant business and leadership experience.

Name and Age of Director	Principal Occupation and Directorships
Francesca M. Edwardson Age: 60	Ms. Edwardson was appointed to our Board of Directors in September 2015 and had served on our advisory board since July 2015. She was the Chief Executive Officer of the American Red Cross of Chicago and Northern Illinois, a business unit of the American Red Cross, from 2005 to January 2016. She previously served as Senior Vice President and General Counsel for UAL Corporation, a predecessor company to United Continental Holdings, Inc. She has also been a partner in the law firm of Mayer Brown and the Executive Director of the Illinois Securities Department. Ms. Edwardson has served on the board of directors of J.B. Hunt Transport Services, Inc. since 2011, where she is a member of the Executive Compensation and Nominating and Governance Committees, and of the Boca Grande Health Center Inc. since 2016 where she chairs the Human Resource and Compensation Committee. She also has served on the Boards of Trustees for Rush University Medical Center since 2012 and the Lincoln Park Zoo since 2000, where she chairs the Marketing and Communications Committee. Ms. Edwardson holds a B.A. degree in economics and a juris doctor from Loyola University. We selected Ms. Edwardson to serve on our Board of Directors given her extensive experience as an attorney and membership on the compensation committee of a public company board, which provides her with the ability to share valuable insights into public company reporting, corporate finance, transactional knowledge and operations.

David C. Finch Age: 52	Mr. Finch was appointed to our Board of Directors in September 2015 and had served on our advisory board since 2007. Mr. Finch has been the President of Finch Grocery Company, LLC, a private firm for capital investments, board memberships and related business activities in the food and consumer products industries, since 2006. Mr. Finch has previously served as the Chief Executive Officer of Rupari Food Services, LLC, a meat products manufacturer, from August 2013 to August 2014 and as Chief Executive Officer of Ryt-Way Industries, LLC, a dry food contract packager in North America, from August 2008 to May 2013. Mr. Finch has served on the board of directors of JonnyPops, LLC, a frozen popsicle business, since March 2015, the United Skin Specialists LLC, healthcare practice management company, since June 2017, and Salo LLC, a talent resource firm, since February 2018. He previously served on the board of directors of: J&B Group, a food manufacturing and distribution company, from 2008 to 2010; Quality Ingredients Corporation, a spray drying company, from 2002 to 2013; Foundation for Strategic Sourcing, a non-profit organization that established a forum for consumer packaged goods marketers, external manufacturers and secondary packagers, and Vice President of American Polocrosse Association, the North American governing body of Polocrosse from 2016 to 2017. Mr. Finch holds a B.S. degree in economics from Northwestern University and an M.B.A. from the Kellogg School of Northwestern University. We selected Mr. Finch to serve on our Board of Directors given his significant business and board experience.

Name and Age of Director	Principal Occupation and Directorships
Thomas G. Folliard Age: 73	Mr. Folliard was appointed to our board of directors in September 2015 and had served on our advisory board since 1996. Mr. Folliard has been the President of Corporate Development Resources, Inc. since 1995. He was previously the former Managing Director and President of Baird Capital Partners, a private equity fund of R.W. Baird & Co. Incorporated. Prior to joining R.W. Baird & Co. Incorporated, Mr. Folliard held the positions of Vice President of Finance, Treasurer and Controller (CFO) of Becor Western Inc. (f/k/a Bucyrus-Erie Company Inc.), a NYSE-listed manufacturer of mining, aerospace and industrial products from 1975 to 1988. He has also been an advisory board member since 2003 and audit committee chairman since 2007 of Charter Manufacturing Company, Inc. Mr. Folliard holds a B.S. degree in economics from the Wharton School of Business of the University of Pennsylvania and an M.B.A. degree from the University of Chicago. Mr. Folliard is also a CPA licensed in the state of Wisconsin. We selected Mr. Folliard to serve on our board of directors given his significant business, management and corporate governance experience.

Brenda I. Morris Age: 52	Ms. Morris was appointed to our Board of Directors in September 2015. In October 2016, Ms. Morris joined Apex Parks Group, a privately held operating company formed in 2014 acquiring 17 amusement parks and family entertainment centers since inception, as its Chief Financial Officer. Ms. Morris previously served at Hot Topic, Inc., a specialty retailer, as Senior Vice President, Finance from 2015 to October 2016. Ms. Morris previously served as Chief Financial Officer for 5.11 Tactical, a tactical gear and apparel wholesaler and retailer, from 2013 to 2015, as Chief Financial Officer for Love Culture, a young women’s fashion retailer, from 2011 to 2013, as Chief Financial Officer for Icicle Seafoods, a premium seafood processor and distributor, from 2009 to 2011. Ms. Morris was also Chief Operating Officer and Chief Financial Officer of iFloor.com from 2007 to 2009, Chief Financial Officer at Zumiez Inc. from 2003 to 2007, and Director of Finance and then Vice President/Chief Financial Officer at K2 Corporation from 1999 to 2003. Ms. Morris is also a board member and Audit Committee Chair of Boot Barn Holdings, Inc. and Asarasi, Inc., and she has served on the Pacific Lutheran University Board of Regents since 2011. Ms. Morris has served on several non- profit boards in various capacities, including Treasurer, and on an audit committee and a compensation committee. Ms. Morris is a CPA (inactive), Certified Management Accountant and Certified Global Management Accountant. Ms. Morris holds a bachelor’s degree in business administration with a concentration in accounting from Pacific Lutheran University and a M.B.A. from Seattle University. We selected Ms. Morris to serve on our Board of Directors because she has over 30 years of experience in finance, accounting and operations roles, with over 25 years in the consumer products, retail and wholesale sectors.

Board of Directors

Each director attended at least 75% of the Board meetings and meetings of committees in fiscal 2017. The Board held four meetings during fiscal 2017. While the Company does not have a policy regarding Board members’ attendance at the annual meeting of shareholders, each director is encouraged to attend our annual meeting of shareholders in person.

Any interested party who wishes to communicate directly with an independent director or with the non-management directors as a group may do so by writing to the Chief Financial Officer of the Company at 170 Countryside Drive, P.O. Box 409, Belleville, Wisconsin 53508 or by calling (608) 424-1544. The Chief Financial Officer will forward a summary of all communications to that independent director or the non-management directors as a group.

Controlled Company

Because Mr. Schlecht controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of NASDAQ. Therefore, we are not required to have a majority of our Board of Directors be independent, nor are we required to have a compensation committee or an independent nominating function. While our Board of Directors has determined to have both a compensation committee and nominating and governance committee, Mr. Schlecht serves as a member of each committee.

Board Composition

Our amended and restated bylaws provide that the size of our Board of Directors will be determined from time to time by a majority of the then authorized number of directors, but in no case may be less than one director. The Board of Directors currently consists of nine directors, seven of whom qualify as independent directors under the rules and regulations of the SEC and the NASDAQ Listing Rules. Independence information relating to the committees of the Board of Directors is provided below.

Independence of our Board of Directors and Board Committees

The rules of NASDAQ generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and governance committees be independent. Although we are a “controlled company” under the corporate governance rules of NASDAQ and, therefore, are not required to comply with certain rules requiring director independence, we have nevertheless opted to have a majority of the members of our Board of Directors be independent.

Accordingly, our Board of Directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market and the SEC and the transactions referenced under “Certain Relationships and Related Party Transactions.” Applying these standards, our Board of Directors determined that none of the directors who currently serve, other than Mr. Schlecht and Ms. Pugliese, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of those directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. Schlecht and Ms. Pugliese are not considered independent because they are officers of the Company. Our Board of Directors also determined that each non-employee director who serves as a member of the Audit, Compensation, and Nominating and Governance Committees satisfies the independence standards for such committee established by the SEC and the NASDAQ Listing Rules, as applicable.

Board Leadership Structure

The Board has not adopted a formal policy regarding the separation of the roles of chairman of the board and chief executive officer because the Board believes that it is in our best interests to make that determination from time to time based on the position and direction of our organization and the composition of our Board. As of the date of this proxy statement, the positions of the chairman of the board and the chief executive officer are separated and the individuals serving in those positions remain actively involved, on a full-time basis, in our business. We believe this is appropriate because the Board includes a number of seasoned independent directors. In concluding that having Mr. Schlecht serve as Executive Chairman and Ms. Pugliese serve as Chief Executive Officer represents the appropriate structure for us at this time, our Board considered the benefits of having the

Executive Chairman serve as a bridge between management and our Board, ensuring that both groups act with a common purpose. Our Board also considered Mr. Schlecht’s knowledge regarding our operations and the industry in which we compete and his ability to promote communication, to synchronize activities between our Board and our senior management and to provide consistent leadership to both the Board and the Company in coordinating our strategic objectives.

Our Board also recognizes that depending on the circumstances, other leadership models, such as combining the roles of chairman of the board and chief executive officer, may be appropriate. Accordingly, our Board may periodically review its leadership structure.

Committees of the Board

The Board has standing Audit, Compensation, and Nominating and Governance Committees, each of which is governed in accordance with a written charter. These charters are available on the Company’s website at ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee is comprised of Messrs. Folliard, Ferry and Lewis. Messrs. Folliard, Ferry and Lewis satisfy the heightened audit committee independence requirements under the NASDAQ Listing Rules and Rule 10A-3 of the Exchange Act.

Mr. Folliard serves as chair of our Audit Committee and has been designated as our audit committee financial expert, as that term is defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act, and possesses the requisite financial sophistication, as defined under the applicable rules and regulations of NASDAQ. The Audit Committee operates under a written charter. Under its charter, our Audit Committee is responsible for, among other things:

•	overseeing our accounting and financial reporting processes;

•	selecting, retaining and replacing our independent auditors and evaluating their qualifications, independence and performance;

•	reviewing and approving the scope of the annual audit and audit fees;

•	monitoring the rotation of the partners of our independent auditors on our engagement team as required by law;

•	discussing with management and independent auditors the results of the annual audit and review of quarterly financial statements;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	approving the retention of our independent auditors to perform any proposed permissible non-audit services;

•	overseeing the internal audit functions;

•	preparing the Audit Committee report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating the performance of the Audit Committee, including compliance with its charter.

The Audit Committee held eight meetings during fiscal 2017.

Compensation Committee

The members of the Compensation Committee are Ms. Edwardson, Mr. Schlecht and Ms. Morris. Ms. Edwardson serves as chair of the Compensation Committee. Ms. Edwardson and Ms. Morris are non-employee directors within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act, and both are independent directors as defined by the NASDAQ Listing Rules.

Under its charter, our Compensation Committee is responsible for, among other things:

•	determining cash compensation and cash compensation plans, including incentive compensation, amounts and terms of stock option or other equity awards, and terms of any agreements concerning employment, compensation or employment termination matters;

•	reviewing and approving corporate goals and objectives relevant to compensation of our Executive Chairman and Chief Executive Officer and other executive officers and evaluating their performance in light of those goals and objectives;

•	monitoring the application of retirement and other fringe benefit plans for the Executive Chairman, Chief Executive Officer and other executive officers, periodically reviewing succession plans for the Executive Chairman, Chief Executive Officer and other executive officers and acting on behalf of the Board of Directors with respect to welfare plans and employee retirement;

•	administering the issuance of restricted stock and other awards under our 2015 Equity Incentive Plan and any other equity incentive plans;

•	reviewing succession plans for our key executive officers;

•	establishing, administering and certifying attainment of performance goals as the committee deems appropriate;

•	reviewing and assessing guidelines regarding Vice President-level employee and above and outside director stock ownership, and such employees’ and directors’ compliance with such guidelines;

•	reviewing the compensation of the Board of Directors and its committees, and recommending revisions to the Board of Directors;

•	periodically reporting to the Board of Directors regarding the committee’s activities; and

•	reviewing and evaluating the performance of the Compensation Committee, including compliance with its charter.

The Compensation Committee may delegate authority with respect to any of its functions to officers of the Company, committees comprised of such persons, or a subcommittee of the Committee, including a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director” within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act.

The Compensation Committee held four meetings during fiscal 2017.

For fiscal 2017, the Compensation Committee approved executive officer-related compensation and the Board ratified the compensation related to Mr. Schlecht, as Executive Chairman, and Ms. Pugliese, as Chief Executive Officer, and non-employee director compensation did not change. The Compensation Committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”) to provide advice from time to time on executive officer and non-employee director compensation and related corporate governance matters. The Compensation Committee has evaluated the independence of Meridian pursuant to SEC and NASDAQ rules and no relationships were identified that would impact Meridian’s independence or present a conflict of interest.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. Finch, Coolidge and Schlecht. Mr. Finch serves as the chair of the Nominating and Governance Committee. Mr. Coolidge and Mr. Finch are both independent directors as defined by the NASDAQ Listing Rules. Under its charter, our Nominating and Governance Committee is responsible for, among other things:

•	providing recommendations to the Board of Directors to enhance the Board’s effectiveness;

•	developing and recommending to the Board of Directors corporate governance policies, reevaluating such policies and recommending to the Board any revisions;

•	assessing the Board of Director’s needs and identifying suitable candidates for consideration as nominees to the Board;

•	reviewing the qualifications of all candidates proposed for Board membership, including candidates nominated by shareholders in accordance with our bylaws;

•	recommending annually to the Board of Directors the nominees to stand for election at the annual meeting and recommending nominees to fill vacancies on the Board as necessary and appropriate;

•	developing and reviewing succession plans for the directors;

•	coordinating the annual self-evaluation of the performance of the Board of Directors and each of its committees;

•	recommending the creation of committees of the Board of Directors and recommending directors to be selected for membership on committees of the Board;

•	evaluating and recommending to the Board of Directors appropriate levels and terms of the Company’s insurance for officers and directors;

•	periodically reporting to the Board of Directors regarding the committee’s activities; and

•	reviewing and evaluating the performance of the Nominating and Governance Committee, including compliance with its charter.

When reviewing the qualification of proposed Board nominees, including candidates nominated by shareholders in accordance with our bylaws, the Nominating and Governance Committee considers whether each candidate would qualify as independent under the applicable NASDAQ Listing Rules, and where appropriate, his or her financial expertise, and any other qualifications the Nominating and Governance Committee deems relevant.

The Nominating and Governance Committee was formed on July 24, 2017 and did not hold any meetings during fiscal 2017.

Board Oversight of Risk

The Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted in part through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors intends to satisfy this responsibility through full reports by each committee regarding its considerations and actions, regular reports directly from officers responsible for oversight of particular risks within the Company as well as through internal and external audits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions, since January 30, 2017, to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers or directors, or an affiliate or immediate family member thereof, or 5% shareholder of any class of our common stock, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described under “Executive and Director Compensation—Employment Agreements” and “Executive and Director Compensation—Directors’ Compensation.”

Leasing Arrangements

We lease 23,794 square feet for our Innovation Center located at 100 First Street, Mt. Horeb, Wisconsin, from Schlecht Retail Ventures LLC, the sole members of which are Stephen L. Schlecht and his wife, Marianne M. Schlecht. This lease began October 1, 2014, and was renewed on July 28, 2017 on a month-to-month basis, through a date to be mutually agreed upon by the parties that is no later than March 1, 2019. The renewed lease provides for a base monthly lease payment of $21,083. Prior to signing the lease, local real estate brokers were consulted regarding this property. They indicated the terms of this lease were similar to market standards, and, therefore, we believe the terms of this lease are reasonable and are not materially different than terms we would have obtained from an unaffiliated third party.

We lease 9,984 square feet of office and retail space located at 108 North Franklin Street, Port Washington, Wisconsin from Schlecht Port Washington LLC, the sole members of which are Mr. and Mrs. Schlecht. This lease expires on December 27, 2023. The lease provides that our monthly base rent was $10,608 starting on January 1, 2014 and increases annually according to the schedule provided in the lease. As of the date of this proxy statement, our monthly base rent was $11,482. The terms of our lease were obtained from an unaffiliated third party and there have been no material changes to the lease and, as such, the increases in rent are in accordance with the terms of the original lease entered into with the original lessor, an unaffiliated third party.

We leased a 7,710 square foot building and the surrounding land for our flagship store located at 100 West Main Street, Mt. Horeb, Wisconsin (the “Flagship Lease”), from Schlecht Retail Ventures LLC, the sole members of which are Mr. and Mrs. Schlecht. The Flagship Lease began February 14, 2010 and was scheduled to expire on February 28, 2025. Effective January 27, 2017, we terminated our Flagship Lease and entered into a new lease for the same 7,710 square foot building, along with the surrounding land located at 100 West Main Street, Mt. Horeb, Wisconsin and a 5,416 square foot building, which is primarily used for office space at 102 West Main Street, Mt. Horeb, Wisconsin (the “Flagship and Office Lease”). The Flagship and Office Lease began on February 1, 2017 and expires on January 31, 2027, with multiple options to renew thereafter. The Flagship and Office Lease provides for initial monthly rent payments of $12,000 in years one through three, rent payments of $12,600 in years four through seven, and monthly rent payments of $13,104 in years eight through ten.

The aggregate amount of all periodic payments due under the leases described above after our fiscal year ended January 28, 2018 are as follows:

	Total	Less Than 1 Year	1-2 Years	3-5 Years	More than 5 Years
(in thousands)
Innovation center, 100 First Street, Mt. Horeb, WI	$274,083	$253,000	$21,083	$—	$—
Office and retail space, 108 North Franklin Street, Port Washington, WI	843,226	126,536	284,374	432,316	—
Retail and Office space, 100 and 102 West Main Street, Mt. Horeb, WI	1,364,550	144,000	295,200	453,600	471,750

Total	$2,481,859	$523,536	$600,657	$885,916	$471,750

Other Transactions

Richard W. Schlecht, the son of Stephen L. Schlecht, received compensation of approximately $296,000 in fiscal 2017 in his capacity as Vice President of Product Development and approximately $113,464 in year-to-date fiscal 2018, which includes a grant of shares of Class B restricted stock effective March 8, 2018.

Since the beginning of our last fiscal year, there have been no other transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers or directors had or will have a direct or indirect material interest.

Policies and Procedures for Related-Party Transactions

Our Board of Directors adopted a written related party transaction policy regarding transactions with related persons. This policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) promptly disclose to our Chief Financial Officer any “related party transaction” (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Financial Officer will then promptly communicate that information to our Audit Committee. No related party transaction will be executed without the approval or ratification of our Audit Committee or our Board of Directors. It is our policy that directors interested in a related party transaction will recuse themselves from any vote on a related party transaction in which they have an interest. The policy also contains standing authorizations for certain transactions previously disclosed in the Company’s filings with the SEC.

EXECUTIVE COMPENSATION

Overview

This section provides compensation information about the following individuals:

•	Stephen L. Schlecht, our Executive Chairman

•	Stephanie L. Pugliese, our President and Chief Executive Officer

•	Allen L. Dittrich, our Senior Vice President of Omnichannel Customer Experience and Operations

•	Dave Loretta, our Senior Vice President and Chief Financial Officer

•	Mark M. DeOrio, our former Vice President of Finance

In the discussion below, we refer to this group of executives as the “named executive officers” or “NEOs,” which includes the executive officers for whom disclosure is required under the applicable rules of the SEC. The remainder of this section provides a general summary of our compensation policies and practices and discusses the aggregate compensation we paid to our named executive officers in fiscal 2016 and fiscal 2017. Pursuant to the JOBS Act, as an emerging growth company, we are not required to provide a “Compensation Discussion and Analysis” as required under Item 402 of Regulation S-K.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our named executive officers for service during the last two completed fiscal years:

Name and Principal Positions	Years	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)		Total ($)
Stephen L. Schlecht	2017	300,000	—	—	140,160	—		440,160
Executive Chairman	2016	300,000	—	—	—	—		300,000

Stephanie L. Pugliese	2017	559,038	—	500,005	263,609	—		1,322,652
President and Chief Executive Officer	2016	430,769	—	450,000	256,077	—		1,136,846

Dave Loretta(4)	2017	144,231	—	300,018	36,388	18,559	(5)	499,196
SVP and Chief Financial Officer	2016	—	—	—	—	—		—

Allen L. Dittrich	2017	319,312	—	162,514	74,862	—		556,688
SVP of Omnichannel Customer Experience and Operations	2016	293,077	—	—	87,112	—		380,189

Mark M. DeOrio	2017	252,000	—	—	64,631	219,134	(6)	535,765
Vice President of Finance	2016	270,500	—	250,000	80,401	—		600,901

(1)	The amounts in this column represent the aggregate grant date fair values of restricted stock awards granted in fiscal 2017 and fiscal 2016, computed in accordance with FASB ASC Topic 718 for the applicable fiscal year. The assumptions used to determine these values are described in Note 2 to our Consolidated Financial Statements in our annual report on Form 10-K for the fiscal years ended January 28, 2018 and January 29, 2017.
(2)	Amounts reflect cash bonus award paid to each named executive officer in fiscal 2018 under the Company’s Annual Incentive Plan for performance in fiscal 2017 and in fiscal 2017 under the Annual Incentive Plan for performance in fiscal 2016.
(3)	The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms, and operation.
(4)	Effective July 24, 2017, Mr. Loretta was appointed as Senior Vice President and Chief Financial Officer of the Company. Mark M. DeOrio, his predecessor, was appointed as Vice President of Finance, and part of his responsibilities included ensuring a successful CFO transition. On August 25, 2017, Mr. DeOrio retired from the Company.
(5)	Amounts reflect reimbursed moving expenses.
(6)	Amounts reflect payments made pursuant to Mr. DeOrio’s transition agreement, which is described in further detail below.

Employment Agreements

We entered into employment agreements with Mr. Schlecht, Ms. Pugliese and Mr. Dittrich on August 5, 2015 (the “Effective Date”), each of which has similar provisions. The employment agreements provide that they will serve in the following positions: Mr. Schlecht as Executive Chairman, Ms. Pugliese as President and Chief Executive Officer, and Mr. Dittrich as Senior Vice President of Omnichannel Customer Experience and Operations. Under the employment agreements, we agreed to pay a base salary with an annual opportunity to increase. Mr. Schlecht, Ms. Pugliese and Mr. Dittrich are also eligible for participation in the Company’s annual incentive bonus plans and grants of equity compensation offered by the Company to its senior executives from time to time. Mr. Schlecht will serve on our Board of Directors for the duration of his time as Executive Chairman. For so long as Ms. Pugliese remains our President and Chief Executive Officer, she will be nominated to serve as a member of the Board of Directors.

Mr. Schlecht, Ms. Pugliese and Mr. Dittrich and/or their family are entitled to participate in all applicable qualified and nonqualified retirement plans, and all applicable welfare benefit plans to the same extent as our other senior executives. Each of Mr. Schlecht, Ms. Pugliese and Mr. Dittrich is also entitled to 208 hours of “paid time off” (i.e., sick days, personal days and vacation days) per calendar year (pro-rated for partial years), and was reimbursed for reasonable legal fees of up to $5,000 incurred in connection with negotiating and drafting of the employment agreements. Mr. Schlecht, Ms. Pugliese and Mr. Dittrich will also be reimbursed for reasonable out-of-pocket expenses incurred in the course of performing their duties for the Company in accordance with the Company’s reimbursement policies for senior executives as in effect from time to time.

Each of Mr. Schlecht’s, Ms. Pugliese’s and Mr. Dittrich’s employment will be terminated under the following circumstances: (i) immediately upon his or her death or determination of “disability;” (ii) immediately for “cause” subject to the Company giving him or her written notice stating the basis of such termination; (iii) upon his or her voluntary termination other than with “good reason,” with 90 days prior notice, or at such other earlier time as may be mutually agreed by the Company and such person; (iv) immediately by the Company without “cause” upon the Company providing notice to him or her; and (v) his or her termination for “good reason” at which time his or her employment and all the Company’s obligations under the agreement will terminate except as specifically provided.

If Mr. Schlecht, Ms. Pugliese or Mr. Dittrich is terminated due to death or “disability,” he or she will have the right to receive: (a) any unpaid base salary with respect to the period prior to the effective date of termination, (b) payment of any accrued but unused paid time off, (c) all vested benefits to which he or she is entitled under applicable benefit plans, (d) reimbursement of expenses in accordance with the Company’s reimbursement policies (clauses (a)-(d) collectively, the Accrued Obligations), and (e) provided that he or she, or a representative of his or her estate, executes and delivers to us an irrevocable release of all employment-related claims against the Company, a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year, payable in a lump sum. If Mr. Schlecht, Ms. Pugliese or Mr. Dittrich is terminated for “cause” or voluntarily terminates his or her employment other than with “good reason,” he or she will have no further rights against us, except for the right to receive the Accrued Obligations. If his or her employment is terminated without “cause” or he or she resigns with “good reason,” then Mr. Schlecht, Ms. Pugliese or Mr. Dittrich will have the right to receive the Accrued Obligations and “severance payments,” but only for so long as he or she complies with certain confidentiality, non-competition and non-solicitation restrictions for a specified period of time after employment. “Severance payments” means twelve months of base salary continuation for Mr. Schlecht and Ms. Pugliese, and nine months of base salary continuation for Mr. Dittrich. To the extent it does not result in a tax or penalty on the Company, “severance payments” also means reimbursement for the portion of the premiums paid by each of Mr. Schlecht, Ms. Pugliese or Mr. Dittrich to obtain COBRA continuation health coverage that equals the Company’s subsidy for healthy coverage for active employees (including family coverage, if applicable) for twelve months for Mr. Schlecht and Ms. Pugliese and nine months for Mr. Dittrich, following the termination of such person’s employment. Ms. Pugliese’s

“severance payments” also includes a “historical bonus payment,” which is equivalent to the average annual incentive compensation earned by Ms. Pugliese during the three most recent fiscal years and payable in a lump sum on or before March 15 of the calendar year following the calendar year of termination. Additionally, Mr. Schlecht’s, Ms. Pugliese’s or Mr. Dittrich’s annual incentive bonus and the treatment of his or her equity awards will be governed by the terms of the applicable plans or grant agreements.

Under the employment agreements, we may compute whether there would be any “excess parachute payments” payable to Mr. Schlecht, Ms. Pugliese or Mr. Dittrich within the meaning of Section 280G of the Code, payable to the him or her under his or her employment agreement or any other plan, agreement or otherwise. If there would be any excess parachute payments, we, based on the advice of our legal or tax counsel, will compute the net after-tax proceeds related to such parachute payments, taking into account the excise tax imposed by Section 4999 of the Code, as if (i) such parachute payments were reduced, but not below zero, such that the total parachute payments payable to the Mr. Schlecht, Ms. Pugliese or Mr. Dittrich would not exceed three times the “base amount” as defined in Section 280G of the Code, less one dollar; or (ii) the full amount of such parachute payments were not reduced. If reducing the amount of such parachute payments otherwise payable would result in a greater after-tax amount to Mr. Schlecht, Ms. Pugliese or Mr. Dittrich, such reduced amount will be paid to him or her and the remainder will be forfeited. If not reducing such parachute payments otherwise payable would result in a greater after-tax amount to him or her, then such parachute payments will not be reduced.

The employment agreements include certain confidentiality, non-competition and non-solicitation restrictions during the terms of employment and for a specified period of time thereafter.

Loretta Offer Letter

Mr. Loretta is not party to an employment agreement with us but will receive or received, among other things, the following as described in his offer letter with the Company dated July 24, 2017:

•	An annualized base salary of $300,000 with an annual opportunity to increase;

•	Eligibility to participate in the Company’s Annual Incentive Plan for fiscal 2017 on a pro-rated basis;

•	An award of restricted stock of $300,000, with the number of shares determined based on the closing market price on July 24, 2017; and

•	Eligibility to participate in the Company’s healthcare and other benefit plans and the Company’s relocation policy, as the Company may establish for executive officers from time to time.

As a condition to Mr. Loretta’s employment with the Company and equity grant, he executed a restrictive covenant agreement, which includes certain confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

DeOrio Employment and Transition Agreements

We entered into an employment with Mr. DeOrio on the Effective Date on terms substantially similar to those of Mr. Dittrich’s employment agreement.

On May 30, 2017, Mr. DeOrio notified the Company of his intent to retire. Mr. DeOrio’s retirement was effective on August 25, 2017 (the “Separation Date”). In connection with his retirement, the Company and Mr. DeOrio entered into a transition agreement under which, after the effective date of his retirement, Mr. DeOrio continued to be employed by the Company in his then-current capacity and at his then-current level of salary and benefits and was eligible for prorated participation in the Company’s Annual Incentive Plan through December 31, 2017. Following the Separation Date, the Company paid Mr. DeOrio his Accrued Obligations and severance payments as described above in exchange for releasing the Company from any and all claims arising out of or relating to any act, omission, matter, cause or event occurring prior to the Separation Date. From the date of the transition agreement through the Separation Date, Mr. DeOrio’s previously granted equity awards continued to vest in accordance with their terms and conditions, but Mr. DeOrio was no longer be eligible for long-term equity incentive grants under the Company’s 2015 Equity Incentive Plan. Mr. DeOrio’s unvested restricted stock was forfeited on December 31, 2017. The restrictive covenants contained in Mr. DeOrio’s employment agreement remain in full force following the Separation Date.

Bonus Payouts

For 2016, and under our Annual Incentive Plan, as described below, the target awards for Mr. Schlecht and Ms. Pugliese were 100% of their base salaries, and the target awards for Messrs. Dittrich and DeOrio were 50% of his base salary. The performance metrics for 2016 were earnings before tax and bonus (“EBT&B”) and net sales. The Company’s EBT&B and net sales together produced an annual incentive payout of 59.45% of target.

For 2017, and under our Annual Incentive Plan, as described below, the target awards for Mr. Schlecht and Ms. Pugliese were 100% of their base salaries, and the target awards for Messrs. Dittrich, Loretta and DeOrio were 50% of their base salaries. The performance metrics for 2017 were adjusted earnings before interest taxes depreciation and amortization (“Adjusted EBITDA”) and net sales. The Company’s Adjusted EBITDA and net sales together produced an annual incentive payout of 46.72% of target.

Annual Incentive Plan

We adopted the Annual Incentive Plan of Duluth Holdings Inc., which became effective February 1, 2016 and was approved by our shareholders in advance of our IPO. The Compensation Committee approved amendments to the Annual Incentive Plan on February 21, 2018 in order to reflect the Tax and Jobs Act of 2017’s repeal of the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended. The following is a description of the material features and provisions of our Annual Incentive Plan.

Objectives. Our Annual Incentive Plan permits us to establish a correlation between compensation and the financial performance of our Company by providing annual cash compensation to participants based on the achievement of specified performance goals.

Administration and Eligibility. The Annual Incentive Plan is administered by our Compensation Committee. The Compensation Committee has full power and authority to select the participants to whom awards will be granted and to determine the specific terms and conditions of each award, subject to the provisions of the Annual Incentive Plan. Participation in the Annual Incentive Plan is limited to our executive officers.

Awards. The Annual Incentive Plan provides for the grant of incentive awards, which entitle the participant to receive a cash award upon the attainment of specified performance goals for a given fiscal year. The Compensation Committee may specify one or more performance goals applicable to a participant for a given fiscal year. The Compensation Committee will establish a threshold, target, and maximum level of achievement for the specified performance goal(s) applicable to a participant’s incentive award that will yield a corresponding threshold, target, or maximum award opportunity payable in cash. Unless otherwise determined by the Compensation Committee at the time the award opportunities are established, achievement of a performance goal between the various levels of achievement for the specified performance goal(s) will result in a payout that is linearly interpolated between the threshold and target opportunities and between the target and maximum opportunities.

The performance goals will be any one or more of the following performance criteria (the “Performance Goals”), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award: net income; revenue; earnings per share; return on investment; return on invested capital; return on equity; return on assets or net assets; shareholder returns (either including or excluding dividends) over a specified period of time; financial return ratios; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); amount of expense; economic profit; gross profit; gross profit margin percentage; operating profit; operating profit margin percentage; amount of indebtedness; debt ratios; earnings before bonus, interest, taxes, depreciation or amortization (or any combination thereof); share value; return on capital employed; return on average capital employed; strategic business criteria, consisting of one or more objectives based on achieving specified revenue, market penetration, or geographic business expansion goals, or cost targets, or goals relating to acquisitions or divestitures, or any combination of the foregoing; customer satisfaction; productivity ratios; new product invention or innovation; attainment of research and development milestones; or such other subjective or objective performance measures, including individual goals deemed appropriate by the Committee.

The Compensation Committee may specify any reasonable definition of the above criteria at the time it sets the goals for an award.

Even if the Performance Goals applicable to a participant have been met, (i) no Incentive Award to such participant with respect to a performance year shall exceed $5,000,000, and (ii) the Compensation Committee expressly reserves, in its discretion, the right to adjust any Incentive Award otherwise determined under the Plan to reflect any extraordinary items or such other factors as it may deem relevant if it determines it is in the best interests of the Company to do so.

Participants. Except as otherwise set forth in a written agreement between us and a participant or as determined by the Compensation Committee, a participant shall receive no incentive award for a year if the participant’s employment with the company terminates prior to the last day of the fiscal year for which an award is applicable for any reason. A participant shall not forfeit an incentive award if the participant’s employment terminates after the end of the applicable fiscal year, but prior to the distribution of the incentive award for such year.

Outstanding Equity Awards at Fiscal Year End 2017 Table

The following table sets forth information regarding outstanding equity awards held by each of our named executive officers as of January 28, 2018:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
Stephen L. Schlecht	—		—
Stephanie L. Pugliese	123,354	(2)	2,304,253
	93,450	(3)	1,745,646
	19,859	(4)	370,966
	26,192	(5)	489,267
Allen L. Dittrich	123,354	(6)	2,304,253
	8,513	(7)	159,023
Dave Loretta	15,433	(8)	288,288

(1)	Value based on the closing price of $18.68 on January 26, 2018.
(2)	Restricted stock scheduled to vest on February 1, 2019.
(3)	Restricted stock scheduled to vest on February 1, 2020.
(4)	Restricted stock scheduled to vest on April 11, 2020.
(5)	Restricted stock scheduled to vest on March 6, 2021.
(6)	Restricted stock that vested on February 1, 2018.
(7)	Restricted stock scheduled to vest 50% on March 6, 2019 and the remaining 50% on March 6, 2020.
(8)	Restricted stock scheduled to vest on July 24, 2020.

Outstanding Restricted Stock

Pugliese Restricted Stock Agreements. On May 1, 2012 and April 1, 2014, we entered into restricted stock agreements with Ms. Pugliese. The agreements have substantially similar terms, and under each, Ms. Pugliese was granted 123,354 restricted shares of Class B common stock, 123,354 of which vested on February 2, 2017 and 123,354 of which are scheduled to vest on February 1, 2019. In the event that Ms. Pugliese’s employment is terminated for any reason other than due to her death or disability (as defined in the restricted stock agreement), she will forfeit all unvested stock, which will revert back to us. Ms. Pugliese has the right to vote the shares and to receive dividends, if any. In the event of Ms. Pugliese’s death or disability, all unvested stock shall become fully vested as of the date of such event. In accordance with the agreement, Ms. Pugliese filed an election under Section 83(b) of the Code to be taxed on the fair market value of the shares at the date of the grant. The Company agreed to pay Ms. Pugliese additional compensation to cover her federal and state income tax liability resulting from her Section 83(b) election.

2015 Restricted Stock Grants. On February 2, 2015, we entered into restricted stock agreements with Ms. Pugliese and Mr. Dittrich, which have substantially similar terms. Under the agreements, we granted Ms. Pugliese 93,450 restricted shares of Class B common stock, which are scheduled to vest on February 1, 2020, and we granted Mr. Dittrich 246,708 restricted shares of Class B common stock, 123,354 of which vested on February 1, 2017 and 123,354 of which vested on February 1, 2018. In the event that Ms. Pugliese’s or Mr. Dittrich’s employment is terminated for any reason other than due to death or disability (as defined in the restricted stock agreement), they will forfeit all unvested stock, which will revert back to us. In the event of Ms. Pugliese’s or Mr. Dittrich’s death or disability, all unvested stock will become fully vested as of the date of such event. Upon a change in control, as defined in the restricted stock agreements, all unvested stock will vest in full. Ms. Pugliese and Mr. Dittrich have the right to vote their respective shares and to receive dividends, if any. In accordance with their agreements, Ms. Pugliese and Mr. Dittrich each filed an election under Section 83(b) of the Code to be taxed on the fair market value of the shares at the date of the grant. The Company agreed to pay Ms. Pugliese and Mr. Dittrich additional compensation to cover 100% of Ms. Pugliese’s and 50% of Mr. Dittrich’s income taxes paid in connection with their Section 83(b) elections.

2015 Restrictive Covenant Agreements. In connection with our 2015 Restricted Stock Grants, Ms. Pugliese and Mr. Dittrich each executed a restrictive covenant agreement, under which they agreed to abide by certain confidentiality, non-competition and non-solicitation restrictions during the terms of their employment and for a specified period of time thereafter. The Company no longer reimburses its employees’ income taxes paid in connection with their Section 83(b) elections.

2016 Restricted Stock Grants. Under our 2015 Equity Incentive Plan, as described below, and effective April 11, 2016, we granted 19,859 shares of Class B restricted stock to Ms. Pugliese, which will vest on the fourth anniversary of the date of grant. The grant is otherwise subject to the terms of each restricted stock agreement.

2017 Restricted Stock Grants. Under our 2015 Equity Incentive Plan, as described below, and effective March 6, 2017, we granted 26,192 shares of Class B restricted stock to Ms. Pugliese, which will vest on the fourth anniversary of the date of grant, and 8,513 shares of Class B restricted stock to Mr. Dittrich, which will vest 50% on the second anniversary of the date of grant and the remaining 50% on the third anniversary of the date of grant. Further, also under our 2015 Equity Incentive Plan, and effective July 24, 2017, we granted 15,433 shares of Class B restricted stock to Mr. Loretta, which will vest on the third anniversary of the date of grant. Each grant is otherwise subject to the terms of each restricted stock agreement.

2017 Restricted Covenant Agreement. In connection with Mr. Loretta’s restricted stock grant, Mr. Loretta executed a restrictive covenant agreement, under which he agreed to abide by certain confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

2015 Equity Incentive Plan

We adopted the 2015 Equity Incentive Plan of Duluth Holdings Inc., which was effective following approval by our Board of Directors and shareholders upon consummation of our IPO. The following is a description of the material features and provisions of our 2015 Equity Incentive Plan.

Objectives. Our 2015 Equity Incentive Plan permits us to provide compensation alternatives such as stock options, shares, restricted stock awards, restricted stock unit awards, deferred stock awards and performance share awards, using or based on our Class B common stock.

Administration and Eligibility. The 2015 Equity Incentive Plan will be administered by our Compensation Committee. The Compensation Committee will have full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Equity Incentive Plan.

Authorized Shares. As of January 29, 2018, there were 2,653,439 shares of Class B common stock authorized for issuance under the 2015 Equity Incentive Plan and may be treasury stock or authorized but unissued stock. On the first day of fiscal year 2019, the number of shares reserved for future issuance under the plan will increase by 1.25% of the number of outstanding shares of our Class A and Class B common stock on the last day of the immediately preceding fiscal year. No individual participant will be eligible to receive grants of options for more than an aggregate of 807,315 shares of Class B common stock during any fiscal year; the aggregate number of shares of restricted stock that are subject to vesting based on Performance Goals (as that term is defined under the heading “Annual Incentive Plan”) plus the number of restricted stock units that are subject to vesting based on Performance Goals granted to any one participant during the fiscal year shall be limited to 807,315; and the maximum amount of performance share units granted to any one employee of the Company during any fiscal year will be limited to 807,315. For purposes of this limitation, the maximum number of performance share units granted will be determined based on a maximum number of shares of Class B common stock issuable under an award of performance share units, rather than the target number of shares of Class B common stock issuable thereunder.

Performance Goals. The 2015 Equity Incentive Plan allows awards to be granted based on the achievement of Performance Goals. The Performance Goals under the 2015 Equity Incentive Plan are the same as those described under the heading “Annual Incentive Plan.” To the extent an award is subject to the achievement of a Performance Goal, the Compensation Committee shall identify the specific Performance Goal applicable to such award and it shall follow any procedures to certify that the Performance Goal(s) applicable to such award are met before the award is earned.

Awards. The 2015 Equity Incentive Plan allows awards of options, shares, restricted stock, restricted stock units, deferred stock and performance share units.

Stock options awarded under the 2015 Equity Incentive Plan may not have an exercise price that is less than the fair market value of the Class B common stock on the date of the option grant. The term of each option granted under the 2015 Equity Incentive Plan will not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and, subject to the provisions of the 2015 Equity Incentive Plan, the period of time, if any, after a participant’s death, disability or termination of employment during which options may be exercised.

Restricted stock awards are shares of our Class B common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee may impose whatever vesting conditions it determines to be appropriate. Restricted stock that does not vest is subject to forfeiture. Restricted stock unit awards are units entitling the recipient to receive shares of stock upon the lapse of vesting conditions, and subject to such restrictions and other conditions, as the Compensation Committee shall determine.

Deferred stock is a right entitling the recipient to receive shares of stock paid out on a deferred basis, and subject to such restrictions and conditions, as the Compensation Committee shall determine.

Performance share units entitle the recipient to receive shares of stock upon the attainment of specified performance goals, and subject to such restrictions and conditions, as the Compensation Committee shall determine.

Persons holding unexercised options, restricted stock units, deferred stock or performance share units have no rights as shareholders with respect to such options, restricted stock units, deferred stock or performance share units. Except as otherwise provided by the Compensation Committee, no dividends, distributions or dividend equivalents will be made with respect to options, restricted stock units, deferred stock or performance share units.

The Compensation Committee will determine the number of shares subject to awards granted to a participant under the 2015 Equity Incentive Plan.

Participants. If the employment of a participant terminates, or service to us by any non-employee participant terminates, other than due to the participants’ death or disability or certain terminations following a change of control, all unvested awards held by such participant (except as otherwise provided in the related award agreement) will immediately terminate. Vested option awards, to the extent unexercised, will terminate 90 days after a participant’s termination of employment or service and will be exercisable during the 90-day period, unless the award agreement provides otherwise.

If the employment of a participant terminates, or service to us by any non-employee participant terminates, due to death or following a participant’s disability, all unvested awards then held by the participant (except as otherwise provided in the related award agreement) will become vested, and all option awards to the extent vested but unexercised will terminate one year after such termination of employment or service and will be exercisable during the one-year period, unless the award agreement provides otherwise.

Notwithstanding the foregoing, if a participant’s termination of employment or service is a termination for cause, as defined in the plan, to the extent any award is not effectively exercised or has not vested prior to such termination, it will lapse or be forfeited immediately upon such termination. In all events, an award will not be exercisable after the end of its term as set forth in the related award agreement.

Plan Amendment or Termination. Our Board of Directors may, at any time, amend or terminate the plan. However, no amendment or termination may, in the absence of written consent to the change by the affected plan participant, adversely affect the rights of the participant or beneficiary under any award granted under the plan prior to the date such amendment is adopted. In addition, no amendment may increase the number of shares of our Class B common stock that may be delivered pursuant to awards under the plan without the approval of our shareholders, except for certain adjustments as set forth in the plan.

Combinations. In the event of any change in our outstanding Class B common stock by reason of a stock split, stock dividend, combination of shares, recapitalization, merger, consolidation or similar event, the Compensation Committee shall adjust proportionally the number of Class B common stock shares reserved for future issuance under the plan, the number of shares subject to outstanding awards, and the exercise price applicable to each option. In the event of a merger, consolidation, or reorganization with another corporation where we are not the surviving corporation, or a transaction in which we cease to be publicly traded, the Compensation Committee shall, subject to the approval of our board or the board of any corporation assuming our obligations, either substitute the award with a similar award from the surviving corporation or cancel the award and pay its value to the participant.

Change in Control. If, within twelve months following the date on which we experience a change in control, a participant’s employment terminates without cause, including a voluntary termination of employment for good reason, all unvested awards then held by the participant will become vested, except as otherwise determined by the

Compensation Committee or when an award is subject to a performance goal. When an award is subject to achievement of a performance goal, the achievement of the performance goal will be deemed satisfied at target performance level upon a change in control and the award will continue to vest based upon the time-based service vesting criteria, if any, contained in the award, except as may otherwise be determined by the Compensation Committee. Furthermore, for awards subject to a performance goal, if, within twelve months following the date on which we experience a change in control, a participant’s employment is terminated without cause, including a voluntary termination of employment for good reason, then any time-based service vesting criteria will be deemed satisfied upon the termination, except as otherwise determined by the Compensation Committee.

DIRECTOR COMPENSATION

Under our director compensation policy, our non-employee directors receive a $40,000 annual cash retainer. For service on the audit and compensation committees, a non-employee director receives an additional $5,000 annual cash retainer. For service on the nominating and governance committee, a non-employee director receives an additional $4,000 annual cash retainer starting in fiscal 2018. In lieu of the annual cash retainer for committee participation, each non-employee director serving as a chair of a board committee receives the following annual cash retainer: $15,000 for audit committee chair; $10,000 for compensation committee chair; and $7,500 for nominating and governance committee chair starting in fiscal 2018. Each non-employee director will also receive an annual restricted stock grant of $40,000 of Class B common stock under the 2015 Equity Incentive Plan based on the fair market value of the Class B common stock on the date of grant, which will vest on the first anniversary of the date of grant. Grants are expected to be made in May of each year. Prorated grants will be made for partial years of service. All of our directors were reimbursed for reasonable travel and other expenses incurred in connection with attending board and committee meetings.

The following table sets forth information concerning compensation paid to our non-employee directors during the year ended January 28, 2018, for their service on our board. Directors who are also our employees received no additional compensation for their service as directors and are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
E. David Coolidge III	42,000	40,010	82,010
Francesca M. Edwardson	50,000	40,010	90,010
William E. Ferry	45,000	40,010	85,010
David C. Finch	43,750	40,010	83,760
Thomas G. Folliard	55,000	40,010	95,010
C. Roger Lewis	45,000	40,010	85,010
Brenda I. Morris	45,000	40,010	85,010

(1)	Amount represents the aggregate grant date fair value of restricted stock awards granted in fiscal 2017, computed in accordance with FASB ASC Topic 718 and based on the closing price of $19.69 on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our Class A and Class B common stock as of the record date for:

•	each shareholder known by us to be the beneficial owner of more than 5% of our capital stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. There are no shares of common stock subject to options or other rights outstanding as of the date of this proxy statement. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table below have sole voting and investment power with respect to all the capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 3,364,200 shares of Class A common stock outstanding and 29,204,446 shares of Class B common stock outstanding as of the record date. Unless otherwise indicated, the address of each beneficial owner in the table is: Duluth Holdings Inc., 170 Countryside Drive, P.O. Box 409, Belleville, Wisconsin 53508.

	Beneficial Ownership of Common Stock
	Class A		Class B		% of Total Voting Power
	Shares	%	Shares	%
5% Shareholders:
Stephen L .Schlecht and Marianne M. Schlecht Descendants Trust(1)	—	—	8,295,094	28.4%	13.2%
Franklin Resources, Inc. (2) Charles B. Johnson Rupert H. Johnson, Jr. One Franklin Parkway San Mateo, CA 94403	—	—	1,712,746	5.9	2.7

Named Executive Officers and Directors:
Stephen L. Schlecht	3,364,200	100.0%	8,525,906	29.2%	67.1%
Stephanie L. Pugliese(3)	—	—	799,232	2.7	1.3
Dave Loretta	—	—	27,769	*	*
Allen L. Dittrich	—	—	222,186	*	*
Mark M. DeOrio(4)	—	—	262,041	*	*
E. David Coolidge III(5)	—	—	603,493	2.1	1.0
Francesca M. Edwardson(6)	—	—	35,165	*	*
William E. Ferry(7)	—	—	362,393	1.2	*
Thomas G. Folliard	—	—	51,078	*	*
David Finch	—	—	95,957	*	*
C. Roger Lewis	—	—	29,412	*	*
Brenda I. Morris	—	—	5,365	*	*
All Executive Officers and Directors as a Group (12)	3,364,200	100.0%	21,027,837	72.0%	87.0%

*	Represents beneficial ownership of less than 1.00% of the outstanding shares of common stock.
(1)	John A. Dickens and Thomas W. Wenstrand are co-trustees of the Stephen L. Schlecht and Marianne M. Schlecht Descendants Trust established July 31, 2000 and as such have shared voting and dispositive power over these shares of Class B common stock. The address of the trust is c/o Godfrey & Kahn, S.C., 833 E. Michigan Street, Suite 1800, Milwaukee, WI 53202.
(2)	Based on a Schedule 13G filed with the SEC on February 6, 2018, Franklin Resources, Inc. (“FRI”), Charles B. Johnson and Rupert H. Johnson, Jr. beneficially owned 1,712,746 shares of Class B Common Stock. The 1,712,746 shares of Class B Common Stock reported are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI (the “Investment Management Subsidiaries”). Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI (the “Principal Shareholders”). FRI and the Principal Shareholders may be deemed to be beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services. The following Investment Management Subsidiaries had the listed sole voting and sole dispositive power: Franklin Advisers, Inc. had sole voting and dispositive power over 1,269,046 shares of Class B Common Stock; Templeton Investment Counsel, LLC had sole voting and dispositive power over 347,900 shares of Class B Common Stock; Franklin Templeton Investments Corp. had sole voting and dispositive power over 65,200 shares of Class B Common Stock; and Fiduciary Trust Company International had sole voting and dispositive power over 30,600 shares of Class B Common Stock.
(3)	Includes: 4,275 shares of Class B common stock held as custodian under UTMA accounts for the benefit of Ms. Pugliese’s children.
(4)	Information based on Mr. DeOrio’s last Form 4 filed with the SEC on March 17, 2017.
(5)	Includes: 549,128 shares of Class B common stock held in trust for the benefit of his children for which Mr. Coolidge serves as sole trustee and 15,000 shares of Class B common stock held in Mr. Coolidge’s IRA account. Mr. Coolidge is the Vice Chairman of William Blair & Company, L.L.C. The address of Mr. Coolidge is c/o William Blair & Company, L.L.C., 222 West Adams Street, Chicago, IL 60606.
(6)	Includes: 17,300 shares of Class B common stock owned by Ms. Edwardson’s husband as to which she disclaims beneficial ownership.
(7)	Includes: 50,332 shares of Class B common stock held in a trust for the benefit of Mr. Ferry and his children for which Mr. Ferry serves as co-trustee; 12,297 shares of Class B common stock held in a trust for the benefit of Mr. Ferry and his children for which Mr. Ferry’s spouse serves as sole trustee; and 297,732 shares of Class B common stock held in a trust for the benefit of Mr. Ferry’s spouse and his children for which Mr. Ferry’s spouse serves as sole trustee. Also includes 70,000 shares of Class B common stock pledged as security for a personal loan from a third-party lender.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to audit our consolidated financial statements for the fiscal year ending February 3, 2019 and has recommended to the Board of Directors that such appointment be submitted to the shareholders for ratification. Grant Thornton has also audited our financial statements for the fiscal year ended January 28, 2018. Representatives of Grant Thornton will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and also will be available to respond to appropriate questions from shareholders.

If shareholders do not ratify the appointment of Grant Thornton, the Audit Committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending February 3, 2019.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Grant Thornton as our independent auditors for the fiscal year ending February 3, 2019. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending February 3, 2019, and your proxy will be so voted unless you specify otherwise.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee oversees all accounting and financial reporting processes and the audit of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accountants. During fiscal 2017, the Audit Committee held eight meetings and discussed the interim financial information contained in each of our quarterly reports on Form 10-Q with the chief financial officer, controller, director of financial reporting, director of internal audit and independent registered public accountants prior to their filing with the SEC. The Audit Committee has appointed Grant Thornton to serve as our independent registered public accountants for fiscal 2018.

Independent Registered Public Accountants Independence and Fiscal 2017 Audit. In discharging its duties, the Audit Committee obtained from Grant Thornton, our independent registered public accountants for the fiscal 2017 audit, a formal written statement describing all relationships between Grant Thornton and us that might bear on Grant Thornton’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with Grant Thornton any relationships that may impact Grant Thornton’s objectivity and independence and satisfied itself as to Grant Thornton’s independence. The Audit Committee also independently discussed with management and Grant Thornton the quality and adequacy of our internal controls, and reviewed with Grant Thornton its audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with Grant Thornton all communications required by generally accepted auditing standards, including those described in PCAOB AS 1301, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the results of Grant Thornton’s fiscal 2017 audit of the financial statements.

Fiscal 2017 Financial Statements and Recommendations of the Committee. The Audit Committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of and for the fiscal year ended January 28, 2018 with management and Grant Thornton. Management has the responsibility for the preparation of our financial statements and the independent registered public accountants have the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and Grant Thornton, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended January 28, 2018 for filing with the SEC.

Fees Paid to Grant Thornton. The aggregate fees billed for professional services by Grant Thornton during fiscal 2017 and fiscal 2016 were approximately as follows:

Type of Fees	Fiscal 2017	Fiscal 2016
Audit Fees(1)	$514,061	$481,704
Audit-Related Fees(2)	10,920	10,400
Tax Fees(3)	—	1,200
All Other Fees	—	—

Total	$524,981	$493,304

(1)	Audit fees consist of fees billed related to the audit of our annual consolidated financial statements included in our annual report on Form 10-K, as well as the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q.

(2)	Audit-related fees consist of fees related to the audit of our employee benefit plan.
(3)	Tax Fees consist of fees billed for tax compliance, tax advice and tax planning services.

All audit and non-audit services provided by Grant Thornton were pre-approved by the Audit Committee.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee may not complete its reviews of the matters described above prior to our public announcement of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

The Audit Committee:

Thomas G. Folliard (Chairman)

William E. Ferry

C. Roger Lewis

PROPOSAL THREE: APPROVAL OF THE DULUTH HOLDINGS INC. EMPLOYEE STOCK PURCHASE PLAN

General

On April 4, 2018, the Board of Directors unanimously approved the Duluth Holdings Inc. Employee Stock Purchase Plan (the “ESPP”), which will become effective only upon approval of the ESPP by our shareholders at the 2018 annual meeting. The purpose of the ESPP is to provide employees of the Company with an opportunity to purchase shares of the Company’s Class B common stock, and thus develop a stronger incentive to work for the continued success of Duluth Trading. If the ESPP is approved by our shareholders, 1,450,000 shares of our Class B common stock will be reserved for issuance under the ESPP, which represents the maximum aggregate number of shares of Class B common stock that may be purchased under the ESPP. The ESPP Pool represents approximately 5.0% of the total number of shares of Class B common stock outstanding as of March 15, 2018. In establishing the ESPP, the Board considered the potential dilutive impact to shareholders.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to Duluth Trading’s employees that participate in the ESPP. In order to qualify as a Section 423 ESPP, the ESPP must be approved by Duluth Trading’s shareholders. Accordingly, at the 2018 annual meeting shareholders will consider a proposal to approve the ESPP.

Summary of the ESPP

The following summary of certain major features of the ESPP is subject to the specific provisions contained in the full text of the ESPP, set forth in Appendix A to this Proxy Statement. This summary does not purport to be a complete description of all of the provisions of the ESPP. To the extent that there is a conflict between this summary and the actual terms of the ESPP, the terms of the ESPP will govern.

Administration

The ESPP may be administered by the Board or a committee named by the Board that will supervise and administer the ESPP and will have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the ESPP. The Board or a committee thereof will have the full power to construe and interpret the ESPP and make all other determinations necessary for administration of the ESPP that are not consistent with such ESPP. All questions of interpretation of the ESPP are determined by the Board or its committee, and all findings, decisions, and determinations are final and binding upon all participants.

Shares Subject to the ESPP

If this Proposal Three is approved at the 2018 annual meeting, 1,450,000 shares of our Class B common stock will be made available for sale under the ESPP, subject to appropriate adjustments in the event of any stock split, reverse stock split, stock dividend, combination, reclassification or any other increase or decrease in the number of shares of our Class B common stock effected without receipt of consideration.

Eligibility and Participation

Subject to certain limitations imposed by Section 423(b) of the Code, any person who has been continuously employed with the Company for not less than 90 days and is employed by the Company as of the first day of an offering period under the ESPP and is customarily employed for at least 20 hours per week and more than five months in a calendar year is eligible to participate in the offering period. Eligible employees may become participants in the ESPP by delivering to the Company, prior to the first day of the applicable offering period, a subscription agreement and any other required documents as determined by the Board or its committee authorizing payroll deductions. As of January 28, 2018, 1,885 of the Company’s employees, including all current executive officers were eligible to participate in the ESPP, excluding Mr. Schlecht, the Company’s controlling shareholder.

Offering Periods

The ESPP is implemented by a series of consecutive 3-month offering periods, with a new offering period commencing on or about January 1, April 1, July 1, and October 1 of each year. The Board may generally change the duration and/or frequency of any future offering period without shareholder approval, provided that such change is announced to the employees at least 5 days prior to the scheduled beginning of the first offering period to be affected.

Purchase Price

The last day of each offering period, which is generally expected to occur on or about March 31, June 30, August 31, and December 31 of each year, is the purchase date on which each participant in the offering period may acquire shares. The purchase price of the shares offered under the ESPP for a given offering period is the lower of an amount equal to 85% of the fair market value of a share of our Class B common stock on the first trading date of the offering period or 85% of the fair market value of a share of our Class B common stock on the purchase date (or if not a trading date, the most recent trading date prior to the purchase date). The fair market value of our common stock on a given date is the closing sale price of our common stock on such date as reported by the NASDAQ Global Select Market. On January 26, 2018, the last trading day of the Company’s fourth quarter of fiscal 2017, the closing price of our common stock as reported on the NASDAQ Global Select Market was $18.68 per share.

Method of Payment of Contributions

The purchase price for the shares is accumulated through payroll deductions during each offering period. Payroll deductions commence on the first payday following the commencement of an offering period and end on the last payday prior to or on the purchase date of the offering period, unless sooner terminated as provided in the ESPP. A participant may not authorize deductions of more than 20% or less than 1% of the participant’s eligible compensation, which is defined under the ESPP to include all base straight time (whether salary or hourly) gross earnings plus payments for overtime. The Company may limit a participant’s payroll deductions in any calendar year as necessary to avoid accumulating an amount in excess of the maximum amount the Code permits to be applied toward the purchase of shares in any offering under the ESPP. A participant may discontinue participating in the ESPP at any time, or may decrease or increase the rate of payroll deductions for the next offering period.

Grant and Exercise of Option to Purchase Class B Common Stock

In general, the maximum number of shares subject to purchase (such purchase right, an “option”) by a participant for any exercise period is that number determined by dividing the amount of the participant’s total payroll deductions accumulated prior to the purchase date for the offering period by 85% of the lower of the fair market value of our common stock at the beginning of the offering period or on the purchase date (or if the purchase date is not a trading day, the most recent trading date prior to the purchase date). However, the maximum number of shares a participant may purchase during any offering period is 1,000 shares of Class B Common Stock. Unless a participant withdraws from the ESPP, the participant’s right to purchase shares is exercised automatically on each purchase date for the maximum number of whole shares that may be purchased at the applicable price with the accumulated contributions in such participant’s account. No employee will be permitted to subscribe for shares under the ESPP if, immediately after the grant of an option, the employee would own stock and/or hold options covering 5% or more of the voting securities of the Company. Further, and in order to comply with Section 423 of the Code, no employee may be granted an option which would permit the employee to accrue a right to purchase more than $25,000 worth of stock (determined by the fair market value of the shares at the time the option is granted) for each calendar year in which such option is outstanding at any time.

Withdrawal; Termination of Employment

A participant may withdraw all, but not less than all, payroll deductions credited to his or her account but not yet used to exercise an option under the ESPP at any time up to five business days prior to a purchase date by signing and delivering to the Company a notice of withdrawal from the ESPP. Any withdrawal by the participant of accumulated payroll deductions for a given offering period automatically terminates the participant’s interest in that offering period and future offering periods until the participant submits a new subscription agreement or other enrollment documents. The failure of a participant to remain in the continuous employment of the Company for at least 20 hours per week during an offering period generally will be deemed to be a withdrawal from that offering period and accumulated payroll deductions will be returned to the participant.

Transferability

No rights or accumulated payroll deductions of a participant under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or pursuant to the ESPP) and any attempt to so assign or transfer may be treated by the Company as an election to withdraw from the ESPP.

Adjustments upon Changes in Capitalization and Change in Control

In the event any change is made in the Company’s capitalization pursuant to any increase or decrease in the number of shares of Class B common stock effected without receipt of consideration by the Company, including a stock split, reverse stock split, stock dividend, combination or reclassification of Class B common stock (including any such change in the number of shares of Class B common stock effected in connection with a change in domicile of the Company) proportionate adjustments will be made by the Board or its committee to the number of shares authorized for issuance under the ESPP, the maximum number of shares of our Class B common stock that may be purchased on any purchase date, the number of shares subject to each outstanding option, and in the purchase price per share.

In the event of a Change in Control (as defined in the ESPP) of the Company, the offering period then in progress shall be shortened by the Board’s setting of a new purchase date to occur prior to the change in control. A participant’s option shall be exercised automatically on the new purchase date, unless the participant has withdrawn from the offering period prior to such new purchase date. Immediately following this shortened offering period, the ESPP would terminate.

Amendment or Termination

The Board may at any time and for any reason amend or terminate the ESPP, except that (other than in limited circumstances set forth in the ESPP) termination will not affect options previously granted, and no amendment may make any change in any option previously granted that adversely affects the participant’s rights. Shareholder approval must be obtained for any amendment to the extent necessary to comply with applicable law. Under its current terms, the ESPP will expire on May 24, 2028.

U.S. Federal Income Tax Consequences

The following summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the purchase of shares under the ESPP does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax, and the amount of the tax will depend upon the length of time the shares have been held by the participant. If the shares have been held by the participant for more than two years after the date of grant of the option and more than one year after the date on which the shares were purchased, then the purchaser will recognize ordinary income equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of such shares or (b) 15% of the fair market value of the shares on the first day of the offering period. Any further gain upon such disposition will be treated as long-term capital gain. If the shares are disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally equal to the excess of the fair market value of the purchased shares on the date of the purchase over the purchase price. Any additional gain or loss on the sale will be a capital gain or loss, which will be either long-term or short-term depending on the actual period for which the shares were held. The Company is entitled to a deduction only for amounts taxed as ordinary income to participants upon disposition of shares within two years from date of grant or one year from the date of acquisition.

New Plan Benefits

The number of shares that may be purchased under the ESPP will depend on each participant’s voluntary election to participate and on the fair market value of our Class B common stock on future purchase dates, and therefore the actual number of shares that may be purchased by any individual is not determinable. No options have been granted, and no shares of our Class B common stock have been issued with respect to the 1,450,000 shares for which shareholder approval is being sought.

Equity Compensation Plan Information

The following table provides information as of January 28, 2018 regarding shares outstanding and available for issuance under our existing compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	—	$—	2,653,439	(1)
Equity compensation plans not approved by security holders(2)	—	—	—

Total	—	$—	2,653,439	(1)

(1)	On January 28, 2018, the number of shares remaining available for future issuance under the 2015 Equity Incentive Plan increased by 405,781 shares of Class B common stock.
(2)	All of our existing equity compensation plans have been approved by our shareholders.

The affirmative vote of a majority of the votes cast on this proposal shall constitute approval of the Duluth Holdings Inc. Employee Stock Purchase Plan. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The Board of Directors unanimously recommends that you vote FOR the approval of the Duluth Holdings Inc. Employee Stock Purchase Plan, and your proxy will be so voted unless you specify otherwise.

SUBMISSION OF SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC (“Rule 14a-8”) for inclusion in the proxy statement for the 2019 annual meeting of shareholders must be received by Duluth Trading at its executive offices no later than December 14, 2018. A shareholder that intends to present business other than pursuant to Rule 14a-8 at the 2019 annual meeting must comply with the requirements set forth in our amended and restated bylaws. To bring shareholder proposed nominations or other business before an annual meeting, our amended and restated bylaws require, among other things, that the shareholder submit written notice thereof to Duluth Trading’s executive offices not less than 90 days nor more than 120 days prior to the anniversary of the annual meeting of shareholders held the prior year. Therefore, we must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no earlier than January 24, 2019 and no later than February 23, 2019. If notice is received before January 24, 2019, or after February 23, 2019, it will be considered untimely, and Duluth Trading will not be required to allow the proposal to be presented at the 2019 annual meeting of shareholders. Such nominations or proposals must be submitted to Mr. Dave Loretta, Chief Financial Officer, Duluth Holdings Inc., 170 Countryside Drive, P.O. Box 409, Belleville, Wisconsin 53508. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that all filing requirements were complied with on a timely basis during fiscal 2017, with the exception of one Form 5 that was filed late for Mr. Ferry to report a gift.

OTHER MATTERS

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote as recommended by the Board of Directors or, if no such recommendation is given, in accordance with their best judgment.

Shareholders may obtain a free copy of our annual report on Form 10-K for fiscal 2017 at no cost by writing to Dave Loretta, Chief Financial Officer, Duluth Holdings Inc., 170 Countryside Drive, P.O. Box 409, Belleville, Wisconsin 53508.

By Order of the Board of Directors,

Dave Loretta, Chief Financial Officer

APPENDIX A

DULUTH HOLDINGS INC.

EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the Employee Stock Purchase Plan of Duluth Holdings Inc.

1.    Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    Definitions.

(a)    “Board” means the Board of Directors of the Company.

(b)    “Business Day” means any day that a stock exchange upon which the Company’s Common Stock is listed is open for trading.

(c)    “Change in Control” means the first to occur of the following: (i) the sale, lease, exchange, encumbrance or other disposition (other than licenses that do not constitute an effective disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, and the grant of security interests in the ordinary course of business) by the Company of all or substantially all of the Company’s assets; or (ii) the merger or consolidation of the Company with or into any other entity, other than a merger or consolidation that would result in the Class A Common Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its sole parent entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its sole parent entity outstanding immediately after such merger or consolidation.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.

(e)    “Common Stock” means the Class B Common Stock of the Company.

(f)    “Company” means Duluth Holdings Inc., a Wisconsin corporation.

(g)    “Compensation” means all base straight time (whether salary or hourly) gross earnings plus payments for overtime. “Compensation” does not include any other payments including payments for shift differentials, bonuses, commissions, incentive compensation, relocation reimbursements, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, restricted stock, stock purchase, or similar plan of the Company or any Designated Subsidiary.

(h)    “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company and its Designated Subsidiaries.

(i)    “Contributions” means all amounts credited to the account of a participant pursuant to the Plan.

(j)    “Designated Broker” has the meaning set forth in Section 5(a), below.

(k)    “Designated Subsidiaries” means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(l)    “Employee” means any person, including an Officer, who is an Employee of the Company for tax purposes and who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.

(m)    “Enrollment Documents” has the meaning set forth in Section 5(a), below.

(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)    “New Purchase Date” has the meaning set forth in Section 18, below.

(p)    “Offering Date” means the first Business Day of each Offering Period of the Plan.

(q)    “Offering Period” means a period of three (3) months commencing on January 1, April 1, July 1 and October 1 of each calendar year.

(r)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s)    “Plan” means this Employee Stock Purchase Plan.

(t)    “Purchase Date” means the last calendar day of each Offering Period of the Plan.

(u)    “Purchase Price” means with respect to an Offering Period an amount equal to 85% of the Fair Market Value (as defined in Section 7(b) below) of a Share of Common Stock on the Offering Date or on the Purchase Date, whichever is lower.

(v)    “Share” means a share of Common Stock, as adjusted in accordance with Section 18 of the Plan.

(w)    “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.    Eligibility.

(a)    Any person who has been continuously employed with the Company and/or a Subsidiary for no less than ninety (90) days and is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

(b)    Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value (as defined in Section 7(b) below) of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.    Offering Periods. The Plan shall be implemented by a series of Offering Periods of three (3) months’ duration, with new Offering Periods commencing on or about January 1, April 1, July 1, and October 1 of each year (or at such other time or times as may be determined by the Board of Directors). The first Offering Period shall commence no earlier than July 1, 2018. The Plan shall continue until terminated in accordance with Section 19 hereof. The Board of Directors of the Company shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval if such change is announced to Employees at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.

5.    Participation.

(a)    An eligible Employee may become a participant in the Plan by completing a subscription agreement and any other required documents (“Enrollment Documents”) provided by the Company and submitting them to the Company’s Human Resources Department or a stock brokerage or other financial services firm designated by the Company (“Designated Broker”) prior to the applicable Offering Period, unless a later time for submission of the Enrollment Documents is set by the Board for all eligible Employees with respect to a given Offering Period. The Enrollment Documents and their submission may be electronic, as directed by the Company. The Enrollment Documents shall set forth the percentage of the participant’s Compensation (subject to Section 6(a) below) to be paid as Contributions pursuant to the Plan.

(b)    Payroll deductions shall commence on the first full payroll following the Offering Date and shall end on the last payroll paid on or prior to the Purchase Date of the Offering Period to which the Enrollment Documents are applicable, unless sooner terminated by the participant as provided in Section 10.

6.    Method of Payment of Contributions.

(a)    A participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than twenty percent (20%) (or such other percentage as the Board may establish from time to time before an Offering Date) of such participant’s Compensation on each payday during the Offering Period. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(b)    A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof. A participant may increase or decrease the rate of his or her Contributions with respect to a future Offering Period by completing and filing with the Company, prior to the future Offering Period, new Enrollment Documents authorizing a change in the payroll deduction rate. The change in rate shall be effective as the first payroll period in such future Offering Period. A participant’s Enrollment Documents shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(c)    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b)(ii) herein, a participant’s payroll deductions may be decreased by the Company to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such participant’s Enrollment Documents at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

7.    Grant of Option.

(a)    On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of Shares of the Company’s Common Stock determined by dividing such Employee’s Contributions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price;

provided however that the maximum number of Shares an Employee may purchase during each Offering Period shall be 1,000 Shares (subject to any adjustment pursuant to Section 18 below), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Option shall expire on the last day of the Offering Period.

(b)    The fair market value of the Company’s Common Stock on a given date (the “Fair Market Value”) shall be the closing sales price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (“Nasdaq”) Global Select Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by Nasdaq or, in the event the Common Stock is listed on another stock exchange, the Fair Market Value per share shall be the closing sales price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal.

8.    Exercise of Option. Unless a participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of Shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of Shares subject to the option will be purchased at the applicable Purchase Price with the accumulated Contributions in his or her account. No fractional shares shall be purchased; any Contributions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. The Shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Purchase Date. During his or her lifetime, a participant’s option to purchase Shares hereunder is exercisable only by him or her.

9.    Delivery. As promptly as practicable after a Purchase Date, the number of Shares purchased by each participant upon exercise of his or her option shall be deposited into an account established in the participant’s name with the Designated Broker. Any Contributions accumulated in a participant’s account that are not applied toward the purchase of Shares on a Purchase Date due to limitations imposed by the Plan shall be returned to the participant.

10.    Voluntary Withdrawal; Termination of Employment.

(a)    A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time up to five (5) Business Days prior to a Purchase Date by submitting a completed “Notice of Withdrawal” form to the Company’s Human Resources Department or electronically completing the required documentation provided by the Company through the Designated Broker, as directed by the Company’s Human Resources Department. All of the participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current Offering Period will be automatically terminated, and no further Contributions for the purchase of Shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any succeeding Offering Period unless the participant delivers to the Company new Enrollment Documents.

(b)    Upon termination of the participant’s Continuous Status as an Employee prior to the Purchase Date of an Offering Period for any reason, whether voluntary or involuntary, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated.

(c)    In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

(d)    A participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan that may hereafter be adopted by the Company.

11.    Interest. No interest shall accrue on the Contributions of a participant in the Plan.

12.    Stock.

(a)    Subject to adjustment as provided in Section 18 hereof, the maximum number of Shares that shall be made available for sale under the Plan shall be 1,450,000 Shares. If, on a given Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Board shall make a pro rata allocation of the Shares remaining available for purchase among the participants in such manner as it may determine in its sole discretion.

(b)    The participant shall have no interest or voting right in Shares covered by his or her option until such option has been exercised.

(c)    Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

13.    Administration. The Board, or a committee named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

14.    Designation of Beneficiary.

(a)    A participant may designate a beneficiary who is to receive any Shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering Period but prior to delivery to him or her of such Shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Purchase Date of an Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Beneficiary designations under this Section 14(a) shall be made as directed by the Human Resources Department of the Company, which may require electronic submission of the required documentation with the Designated Broker.

(b)    Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by submission of the required notice, which required notice may be electronic. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.    Transferability. Neither Contributions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

16.    Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

17.    Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be provided to participating Employees by the Company or the Designated Broker at least annually, which statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

18.    Adjustments Upon Changes in Capitalization; Change in Control.

(a)    Adjustment. Subject to any required action by the shareholders of the Company, the number of Shares covered by each option under the Plan that has not yet been exercised and the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), the maximum number of Shares of Common Stock that may be purchased by a participant in an Offering Period, the number of Shares of Common Stock set forth in Section 12(a)(i) above, and the price per Share of Common Stock covered by each option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares of Common Stock effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option.

(b)    Change in Control. In the event of a Change in Control, the Offering Period then in progress shall be shortened by the Board’s setting of a new Purchase Date (the “New Purchase Date”). The New Purchase Date shall be before the date of the Change in Control. The participant’s option shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof. Immediately following such New Purchase Date, the Plan shall terminate.

19.    Amendment or Termination.

(a)    The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination of the Plan may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board on a Purchase Date or by the Board’s setting a new Purchase Date with respect to an Offering Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the shareholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan. Except as provided in Section 18 and in this Section 19, no amendment to the Plan shall make any change in any option previously granted that adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.

(b)    Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable that are consistent with the Plan.

20.    Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.    Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is desirable or required by any of the aforementioned applicable provisions of law.

22.    Term of Plan; Effective Date. Subject to shareholder approval within twelve (12) months of the date the Board adopted this Plan, which was April 4, 2018, the Plan shall be effective following shareholder approval of this Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19.

23.    Shareholder Approval. If shareholder approval is not obtained in accordance with Section 423 of the Code within twelve (12) months of April 4, 2018, this Plan shall be null and void.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 24, 2018.

Vote by Internet

•	Go to www.envisionreports.com/DLTH

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:	For	Withhold Authority		For	Withhold Authority		For	Withhold Authority
	01 - Stephen L. Schlecht	☐	☐	02 - Stephanie L. Pugliese	☐	☐	03 - E. David Coolidge III	☐	☐
	04 - Francesca M. Edwardson	☐	☐	05 - David C. Finch	☐	☐	06 - Thomas G. Folliard	☐	☐
	07 - Brenda I. Morris	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.
		For	Against	Abstain
2.	The ratification of the selection of Grant Thornton LLP as the independent registered public accountants for Duluth Holdings Inc. for the year ending February 3, 2019.	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof.

3.	The approval of the Duluth Holdings Inc. Employee Stock Purchase Plan.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

02T42B

All votes must be received by 1:00 A.M., Central Time, May 24, 2018.

You are cordially invited to attend the Annual Meeting of Shareholders of Duluth Holdings Inc. scheduled for 8:30 a.m., Central Time on Thursday, May 24, 2018, at the Hyatt Place Madison/Verona, 846 Liberty Dr., Verona, WI 53593.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report to Shareholders are available at www.envisionreports.com/DLTH

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Duluth Holdings Inc.

Annual Meeting of Duluth Holdings Inc. Shareholders

to be held on Thursday, May 24, 2018

for Holders of Record as of March 15, 2018

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephanie L. Pugliese and David Loretta, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Duluth Holdings Inc., which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEMS 2 AND 3. PROPOSALS 1, 2 AND 3 ARE BEING PROPOSED BY DULUTH HOLDINGS INC.

Continued and to be signed on reverse side

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.